Exhibit 2.2

SV HOLDCO, LLC

AMENDMENT NO. 1 TO AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Amendment No. 1 (this “Amendment”) to Amended and Restated Limited Liability Company Agreement of SV Holdco, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of October 14, 2010 by and among those Persons set forth on the counterpart signature pages attached hereto (collectively, the “Members” and each, a “Member”).

RECITALS

WHEREAS, the Members previously entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 14, 2010 (the “LLC Agreement”);

WHEREAS, as of the date of the LLC Agreement, the Distribution Thresholds applicable to the Class B Common Units and Class C Common Units pursuant to the LLC Agreement and the amounts initially credited to the Capital Accounts of the holders of Class A Common Units were intended to reflect the fair market value of the Company’s net assets as of October 14, 2010;

WHEREAS, subsequent to October 14, 2010, (i) the parties determined and agreed that the methodology initially used on October 14, 2010 by the parties to estimate the Distribution Thresholds was incorrect, and (ii) the Company obtained a formal appraisal of the fair market value of its net assets as of October 14, 2010 from its financial advisors;

WHEREAS, the Members desire to restate the amounts credited to the Capital Accounts of the holders of Class A Common Units to conform to the appraised fair market value of the Company’s net assets, and to incorporate the definition of Distribution Threshold as amended, and to do so with retroactive effect as of October 14, 2010, consistent with the Members’ intent;

WHEREAS, capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the LLC Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of their mutual promises, covenants, obligations and agreements set forth herein, for other good and valuable consideration, and notwithstanding anything to the contrary in the LLC Agreement, the Members hereby agree as follows:

1. Amendment to LLC Agreement. Effective as of October 14, 2010, the LLC Agreement is hereby amended by:

(a) deleting Schedule 2 attached thereto in its entirety and replacing it with the Schedule 2 attached to this Amendment; and

(b) deleting the definition of the term “Carmike Subscription Agreement” in Section 1.1 of the LLC Agreement in its entirety and replacing it with the following:

“shall mean that certain Subscription Agreement dated as of September 27, 2010, as amended or otherwise modified from time to time, by and between the Company and Carmike.”

2. Binding Effect. This Amendment shall inure to the benefit of and be binding upon all Members and their respective successors and Permitted Transferees.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of conflicts of laws principles of the State of Delaware.

4. Counterparts. This Amendment may be executed in any number of counterparts, and each such executed counterpart shall be deemed to be an original instrument (which may include counterparts delivered by any standard form of telecommunication), but all such executed counterparts together shall constitute one and the same Amendment, and this Amendment shall be deemed to have been made, executed, and delivered on the date written above, irrespective of the time or times when the same or any counterparts thereof may have actually been executed and delivered.

5. References to Agreement. All references in the LLC Agreement to “Agreement” shall be to the LLC Agreement as amended by this Amendment.

6. No Other Modifications. Except as modified hereby, the LLC Agreement shall remain in full force and effect and unmodified.

7. Benefits of Agreement; No Third-Party Rights. The provisions of this Amendment are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Members shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Members of SV Holdco, LLC hereby executes this Amendment effective as of October 14, 2010.

Shamrock Capital Growth Fund II, L.P.

By: Shamrock Capital Partners II, L.L.C., its
General Partner

	By:	/s/ Stephen D. Royer
	Name:	Stephen D. Royer
	Title:	Executive Vice President

Dated:

Shamrock Screenvision Co-Invest I LLC

By: Shamrock Capital Growth Fund II, L.P., its
Managing Member

	By:	Shamrock Capital Partners II, L.L.C.
	Its:	General Partner

		By:	/s/ Stephen D. Royer
		Name:	Stephen D. Royer
		Title:	Executive Vice President

Dated:

Gallo 8 S.A.S.

By:	/s/ Douglas MacKinney
Name:	Douglas MacKinney
Title:	President

Dated:	March 28, 2011

Technicolor, Inc.

By:	/s/ O.F. Raimondo
Name:	O.F. Raimondo
Title:	Chief Executive Officer

Dated:

Carmike Cinemas, Inc.

By:	/s/ S. David Passman III
Name:	S. David Passman III
Title:	President and Chief Executive Officer

Dated:	February 22, 2011

/s/ Travis Reid
Travis Reid

Dated: